Exhibit (a)(5)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Longs Drug Stores Corporation

at

$71.50 Net Per Share

Pursuant to the Offer to Purchase Dated August 18, 2008

by

Blue MergerSub Corp.

an indirect wholly-owned subsidiary of

CVS Caremark Corporation

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, AT THE END OF MONDAY, SEPTEMBER 15, 2008, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated August 18, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the tender offer by Blue MergerSub Corp., a Maryland corporation (“Purchaser”) and an indirect wholly-owned subsidiary of CVS Caremark Corporation, a Delaware corporation (“CVS”), to purchase for cash all outstanding shares of common stock, par value $0.50 per share, of Longs Drug Stores Corporation (the “Shares”), a Maryland corporation (“Longs”), at a purchase price of $71.50 per Share, net to you in cash, without interest. Also enclosed is a letter to stockholders of Longs from Warren F. Bryant, Chairman, President and Chief Executive Officer of Longs accompanied by Longs’ Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The price paid in the Offer is $71.50 per Share, net to you in cash, without interest.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made pursuant to an Agreement and Plan of Merger dated as of August 12, 2008 (the “Merger Agreement”) among Longs, CVS and Purchaser. The Merger Agreement provides, among other things, that as soon as possible after consummation of the Offer, Purchaser will merge with and into Longs (the “Merger”), with Longs continuing as the surviving corporation and a direct or indirect wholly owned subsidiary of CVS. At the effective time of the Merger, each outstanding Share (other than any Shares held by CVS or any subsidiary of Longs or CVS) will be converted into the right to receive the price per Share paid in the Offer, without interest. No appraisal rights are available to holders of Shares in connection with the Offer or the Merger.

4.	The Board of Directors of Longs (the “Longs Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of Longs and its stockholders and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the Maryland General Corporate Law. The Longs Board recommends that Longs’ stockholders accept the Offer and tender their Shares in the Offer. Longs has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

5.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, at the end of Monday, September 15, 2008, unless the Offer is extended by the Purchaser (as extended, the “Expiration Date”).

6.	The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer, prior to the Expiration Date and not withdrawn, a number of Shares that, together with the Shares then owned by CVS and/or Purchaser, represents at least two-thirds of the total number of Shares outstanding on a fully diluted basis and (ii) expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder. The Offer is also subject to the other conditions described in the Offer to Purchase.

7.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Longs Drug Stores Corporation

at

$71.50 Net Per Share

Pursuant to the Offer to Purchase Dated August 18, 2008

by

Blue MergerSub Corp.

an indirect wholly-owned subsidiary of

CVS Caremark Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 18, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Blue MergerSub Corp., a Maryland corporation and an indirect wholly-owned subsidiary of CVS Caremark Corporation, a Delaware corporation, to purchase for cash all outstanding shares of common stock, par value $0.50 per share, of Longs Drug Stores Corporation (the “Shares”), a Delaware corporation, at a purchase price of $71.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated , 2008
Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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